Exhibit 99.1

5151 San Felipe
Houston, Texas 77056
NYSE: CPPL

NEWS RELEASE	November 1, 2016

Columbia Pipeline Partners LP Announces Agreement to Purchase its Outstanding Common Units and Declares Quarterly Distribution
HOUSTON, Texas - November 1, 2016 - Columbia Pipeline Partners LP (NYSE: CPPL) (the Partnership) today announced that it has entered into a definitive agreement and plan of merger with Columbia Pipeline Group, Inc. (Columbia) pursuant to which Columbia will acquire, for cash, all of the outstanding common units of the Partnership, at a price of US$17.00 per common unit for an aggregate transaction value of approximately US$915 million. Columbia is a wholly-owned subsidiary of TransCanada Corporation (TSX:TRP)(NYSE:TRP) (TransCanada).
The price represents an increase of US$1.25 or eight per cent per unit when compared to the offer of US$15.75 per common unit made by Columbia on September 25, 2016.
In addition, until the closing of the merger, unit holders of the Partnership will continue to receive regular quarterly distributions of $0.1975 per unit, and at closing, holders of the Partnership’s common units will be paid a pro-rated distribution for any partial period to the closing date.
As the general partner of the Partnership is an indirect wholly-owned subsidiary of Columbia, a committee composed of the independent directors of the board of directors of the Partnership’s general partner (the Conflicts Committee) was formed to consider Columbia’s offer. The Conflicts Committee approved the merger agreement and determined that the merger agreement and the merger transactions are fair and reasonable to and in the best interests of the Partnership and the holders of the Partnership’s common units unaffiliated with Columbia entities. Based on the recommendation of the Conflicts Committee, the board of directors of the Partnership’s general partner approved the merger agreement and recommended that the Partnership’s unitholders approve the merger.
The merger is expected to close in the first quarter of 2017, and is subject to satisfaction of certain conditions, including the approval of the merger agreement and the transactions contemplated thereby by (1) a majority of the outstanding Partnership common units, voting as a class, (2) a majority of the outstanding Partnership common units held by unitholders unaffiliated with Columbia entities, voting as a class, and (3) a majority of the outstanding Partnership subordinated units, voting as a class. Columbia indirectly owns 100% of the subordinated units and has delivered a written consent approving the merger and the transactions contemplated thereby. Upon closing of the merger, the Partnership will be an indirect wholly owned subsidiary of TransCanada and will cease to be a publicly held partnership.
Jefferies LLC acted as financial advisor to the Conflicts Committee. Akin Gump Strauss Hauer & Feld LLP and Potter Anderson & Corroon LLP are serving as legal counsel to the Conflicts Committee.
TransCanada retained Morgan Stanley to act as its financial advisor and Vinson & Elkins LLP to act as its legal advisor.
Quarterly Distribution
In addition, the Board today approved a quarterly distribution payment of $0.1975 per unit for CPPL, payable on November 18, 2016 to both common and subordinated unit holders of record at the close of business on November 11, 2016.

1446 Qualified Notice
This notice is intended to serve as qualified notice to nominees pursuant to Treasury Regulation 1.1446-4(b). All of the Partnership's distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership's distributions to foreign investors are subject to U.S. federal income tax withholding at the highest applicable effective tax rate.
About Columbia Pipeline Partners LP
Columbia Pipeline Partners LP is a Delaware master limited partnership with interests in three regulated U.S. natural gas pipelines which serve markets extending from New York to the Gulf of Mexico, as well as storage and related midstream assets. The Partnership’s general partner became an indirect, wholly-owned subsidiary of TransCanada Corporation (NYSE:TRP) on July 1, 2016, and as a result, the Partnership is effectively managed by TransCanada. For more information about Columbia Pipeline Partners LP, visit the Partnership’s website at www.columbiapipelinepartners.com. Additional information can be found at www.transcanada.com.
Forward Looking Statements
This release may include "forward-looking statements" within the meaning of federal securities laws. All statements, other than historical facts included in this release, are forward-looking statements. The forward-looking statements contained herein include statements related to the transaction described in Columbia’s offer. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Partnership's control, including the risk that the proposed transaction is not consummated at all. All forward-looking statements speak only as of the date of this release. Although the Partnership believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.
The Partnership's business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond the Partnership's control. These factors include, but are not limited to, changes to business plans as circumstances warrant. For a full discussion of these risks and uncertainties and other factors, please refer to the Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the Securities and Exchange Commission (the SEC), as updated and supplemented by subsequent filings with the SEC. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. CPPL expressly disclaims any obligation to update, amend or clarify any forward looking statement to reflect events, new information or circumstances occurring after the date of this release except as required by applicable law.
Important Additional Information Regarding the Merger will be Filed with the SEC:
This communication may be deemed to be solicitation material in respect of the proposed merger. In connection with the proposed merger, the Partnership will file with the SEC and furnish to the Partnership’s unitholders a proxy statement and other relevant documents. BEFORE MAKING ANY VOTING DECISION, THE PARTNERSHIP’S UNITHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.
Investors and security holders will be able to obtain, free of charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. In addition, the proxy statement and the Partnership’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 14(d) of the Exchange Act will be available free of charge through the Partnership’s website at http://www.columbiapipelinepartners.com/ as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.
Columbia, the Partnership and TransCanada and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Partnership’s unitholders in respect of the proposed merger. Information about the directors and executive officers of the Partnership can be found in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2015. Investors may obtain additional information regarding the interests of such participants in the merger, which may be different than those of the Partnership’s unitholders generally, by reading the proxy statement and other relevant documents regarding the merger when such documents are filed with the SEC.
FOR ADDITIONAL INFORMATION:
Unitholder and Analyst Inquiries            Media Inquiries
Investor Relations                    Corporate Communications
844.656.1374                    800.608.7859

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